EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NVIDIA Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-106191, 333-51520 333-74905, 333-74868, 333-100010 and 333-114375), on Form S-3 (Nos. 333-111397, 333-74326, 333-33560, 333-47102 and 333-46650), and on Form S-4 (No. 333-54406) of NVIDIA Corporation of our report dated February 12, 2004, relating to the consolidated balance sheet of NVIDIA Corporation and subsidiaries as of January 25, 2004 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended January 25, 2004, and the related schedule, which report appears in the January 30, 2005 annual report on Form 10-K of NVIDIA Corporation.

/s/
KPMG LLP

Mountain View, California
March 18, 2005